Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-260198) on Form S-8 of Silvergate Capital Corporation of our report dated June 29, 2022 appearing in this Annual Report on Form 11-K of the Silvergate Bank 401(k) Retirement Savings Plan for the year ended December 31, 2021.

Crowe LLP

Oak Brook, Illinois

June 29, 2022